Exhibit 10.5

November 30, 2011

Mr. Jerome Rossi

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re: Amendment to Employment Agreement

Dear Mr. Rossi:

Reference is made to the Employment Agreement dated as of January 29, 2010 (the “Agreement”) between you and The TJX Companies, Inc. (the “Company”). The Agreement and the period of your employment with the Company under the Agreement were to expire on January 28, 2012 (the “End Date”), except as otherwise mutually agreed by you and the Company. The Company and you both agree that Section 1 of the Agreement shall be amended so that “End Date” shall mean February 1, 2012.

If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter agreement and returning it to Mr. Greg Flores at the Company, whereupon this letter agreement will take immediate effect as of November 30, 2011.

The TJX Companies, Inc.

By:	/s/ Carol Meyrowitz
Title:

Agreed:

/s/ Jerome Rossi
Jerome Rossi

Date: 12/19/11